Exhibit 99.1

UNITED STATES (U.S.) BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: Nortel Networks Inc. et al (1)

Cases No. 09-10138 – 09-10152 (KG) Jointly Administered

Reporting Period: November 29, 2009 through December 31, 2009

MONTHLY OPERATING REPORT

No. 11

REQUIRED DOCUMENTS	Form No.	Document Attached	Affidavit/ Supplement Attached
Condensed Combined Debtors-In-Possession Statement of Operations for the period from November 29, 2009 through December 31, 2009	MOR-1	X
Condensed Combined Debtors-In-Possession Balance Sheets as of December 31, 2009	MOR-2	X
Condensed Combined Debtors-In-Possession Statement of Cash Flows for the period from November 29, 2009 through December 31, 2009	MOR-3	X
Notes to Monthly Operating Report	MOR-4	X
Schedule of Cash Disbursements	MOR-5	X
Disbursements by Petitioning Entity	A	X
Bank Account Information	B	X
Changes in Balances with Debtors and Non-Debtors	MOR-6	X
Status of Post-Petition Taxes	MOR-7	X
Summary of Unpaid Post-Petition Debts	MOR-8	X
Summary Accounts Payable Aging Schedule	MOR-8	X
Summary Accounts Receivable Aging Schedule	MOR-8	X
Debtor Questionnaire	MOR-9	X

I declare under penalty of perjury (28 U.S.C. Section 1746) that this report and the attached documents are true and correct to the best of my knowledge and belief.

RESPONSIBLE PARTY AND PREPARER:

/s/ CLARKE GLASPELL	March 26, 2010
Clarke Glaspell – Vice President of each of the U.S. Debtors

(1)

The U.S. Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s tax identification number, are: Nortel Networks Inc. (6332), Nortel Networks Capital Corporation (9620), Nortel AltSystems, Inc. (9769), Nortel AltSystems International, Inc. (5596), Xros, Inc. (4181), Sonoma Systems (2073), Qtera Corporation (0251), CoreTek, Inc. (5722), Nortel Networks Applications Management Solutions Inc. (2846), Nortel Networks Optical Components Inc. (3545), Nortel Networks HPOCS Inc. (3546), Architel Systems (U.S.) Corporation (3826), Nortel Networks International Inc. (0358), Northern Telecom International Inc. (6286), Nortel Networks Cable Solutions Inc. (0567) and Nortel Networks (CALA) Inc. (4226) (together, the “U.S. Debtors”). Addresses for the U.S. Debtors can be found in the U.S. Debtors’ petitions, which are available at http://chapter11.epiqsystems.com/nortel.

MOR-1

U.S. BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: Nortel Networks Inc. et al

Cases No. 09-10138 – 09-10152 (KG) Jointly Administered

Condensed Combined Debtors-In-Possession Statement of Operations

Reporting Period: November 29, 2009 through December 31, 2009

(Unaudited)

(In millions of U.S. dollars)

	NNI	AltSystems	Other

Total revenues	$181	$—	$—
Total cost of revenues	118	—	—

Gross profit	63	—	—

Selling, general and administrative expense	(53)	—	1
Research and development expense	21	(8)	—
Amortization of intangible assets	—	—	—
Loss (gain) on sales of businesses and assets	3	—	—
Other operating expense (income) - net	—	—	—

Operating earnings (loss)	92	8	(1)

Other income (expense) - net	54	—	—
Interest expense	(1)	—	—

Earnings (loss) from continuing operations before reorganization items, income taxes and equity in net earnings (loss) of associated companies	145	8	(1)
Reorganization items - net (note 6)	217	—	—

Earnings (loss) from continuing operations before income taxes and equity in net earnings (loss) of associated companies	362	8	(1)
Income tax expense	(46)	—	—

Earnings (loss) from continuing operations before equity in net earnings (loss) of associated companies	316	8	(1)
Equity in net earnings (loss) of associated companies - net of tax	—	—	—
Equity in net earnings (loss) of non-Debtor subsidiaries - net of tax	57	—	—

Net earnings (loss) from continuing operations	$373	$8	$(1)
Net earnings (loss) from discontinued operations - net of tax (note 10)	(261)	—	—

Net earnings (loss)	$112	$8	$(1)
Income attributable to noncontrolling interests	—	—	—

Net earnings (loss) attributable to U.S. Debtors	$112	$8	$(1)

The Condensed Combined Debtors-In-Possession Statement of Operations of each Reporting Group contained herein was derived from the books and records of the U.S. Debtors. The amounts reflected in these condensed combined financial statements are unaudited. The accompanying notes and schedules are an integral part of the condensed combined financial statements.

MOR-2

U.S. BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: Nortel Networks Inc. et al

Cases No. 09-10138 – 09-10152 (KG) Jointly Administered

Condensed Combined Debtors-In-Possession Balance Sheet

As of December 31, 2009

(Unaudited)

(In millions of U.S. dollars)

	NNI	AltSystems	Other

ASSETS
Current assets
Cash and cash equivalents	$1,030	$—	$—
Short-term investments	18	—	—
Restricted cash and cash equivalents	36	1	—
Accounts receivable - net	195	—	—
Intercompany accounts receivable	722	47	(6)
Inventories - net	60	—	—
Other current assets	121	—	—
Assets held for sale (note 9)	159	—	—
Assets of discontinued operations (note 10)	92	—	—

Total current assets	2,433	48	(6)
Investments in non-Debtor subsidiaries	47	1	(1)
Investments - other	21	—	—
Plant and equipment - net	205	—	—
Goodwill	—	1	—
Other assets	49	—	—

Total assets	$2,755	$50	$(7)

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities not subject to compromise
Trade and other accounts payable	$78	$—	$—
Intercompany accounts payable	78	10	(6)
Payroll and benefit-related liabilities	64	—	—
Contractual liabilities	3	—	—
Restructuring liabilities	3	—	—
Other accrued liabilities	258	—	—
Income taxes	11	—	—
Liabilities held for sale (note 9)	159	—	—
Liabilities of discontinued operations (note 10)	108	1	—

Total current liabilities not subject to compromise	762	11	(6)
Restructuring	4	—	—
Deferred income and other credits	10	—	—
Deferred revenue	11	—	—
Post-employment benefits	8	—	—

Total liabilities not subject to compromise	795	11	(6)
Liabilities subject to compromise (note 7)	5,965	53	127

Total liabilities	6,760	64	121

SHAREHOLDERS’ DEFICIT
Common shares	—	719	32
Preferred shares	—	16	47
Additional paid-in capital	17,746	7,330	5,252
Accumulated deficit	(21,744)	(8,079)	(5,458)
Accumulated other comprehensive income (loss)	(7)	—	(1)

Total U.S. Debtors shareholders’ deficit	(4,005)	(14)	(128)
Noncontrolling interests	—	—	—

Total shareholders’ deficit	(4,005)	(14)	(128)

Total liabilities and shareholders’ deficit	$2,755	$50	$(7)

The Condensed Combined Debtors-In-Possession Balanced Sheet of each Reporting Group contained herein was derived from the books and records of the U.S. Debtors. The amounts reflected in these condensed combined financial statements are unaudited. The accompanying notes and schedules are an integral part of the condensed combined financial statements.

MOR-3

U.S. BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: Nortel Networks Inc. et al

Cases No. 09-10138 – 09-10152 (KG) Jointly Administered

Condensed Combined Debtors-In-Possession Statement of Cash Flows

Reporting Period: November 29, 2009 through December 31, 2009

(Unaudited)

(In millions of U.S. dollars)

	NNI	AltSystems	Other

Cash flows from (used in) operating activities
Net earnings (loss) attributable to U.S. Debtors	$112	$8	$(1)
Net loss (earnings) from discontinued operations - net of tax	261	—	—
Adjustments to reconcile net loss from continuing operations to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	5	—	—
Loss on sales and write downs of investments, businesses and assets - net	1	—	—
Equity in net loss (earnings) of associated companies	(57)	—	—
Pension and other accruals	(1)	—	—
Reorganization items - non cash	(231)	—	—
Other - net	(63)	—	—
Change in operating assets and liabilities	(45)	(8)	1

Net cash from (used in) operating activities - continuing operations	(18)	—	—
Net cash from (used in) operating activities - discontinued operations	7	—	—

Net cash from (used in) operating activities	(11)	—	—

Cash flows from (used in) investing activities
Change in restricted cash and cash equivalents	9	—	—
Acquisitions of investments and businesses - net of cash acquired	1	—	—
Proceeds from the sales of investments and businesses and assets - net	11	—	—

Net cash from (used in) investing activities - continuing operations	21	—	—
Net cash from (used in) investing activities - discontinued operations	(7)	—	—

Net cash from (used in) investing activities	14	—	—

Cash flows from (used in) financing activities
Decrease in capital leases obligations	(1)	—	—

Net cash from (used in) financing activities - continuing operations	(1)	—	—
Net cash from (used in) financing activities - discontinued operations	—	—	—

Net cash from (used in) financing activities	(1)	—	—

Effect of foreign exchange rate changes on cash and cash equivalents	—	—	—

Net cash from (used in) continuing operations	2	—	—
Net cash from (used in) discontinued operations	—	—	—

Net increase (decrease) in cash and cash equivalents	2	—	—
Cash and cash equivalents at beginning of the period (November 29, 2009)	1,028	—	—

Cash and cash equivalents at end of the period (December 31, 2009)	1,030	—	—
Less cash and cash equivalents of discontinued operations at end of the period (December 31, 2009)	—	—	—

Cash and cash equivalents of continuing operations at end of the period (December 31, 2009)	$1,030	$—	$—

The Condensed Combined Debtors-In-Possession Statement of Cash Flows of each Reporting Group contained herein was derived from the books and records of the U.S. Debtors. The amounts reflected in these condensed combined financial statements are unaudited. The accompanying notes and schedules are an integral part of the condensed combined financial statements.

MOR-4

NORTEL NETWORKS INC. et al

(DEBTORS-IN-POSSESSION)

NOTES TO MONTHLY OPERATING REPORT No. 11 (UNAUDITED)

(In millions of U.S. dollars)

1. Reservation of Rights:

Nothing contained in this Monthly Operating Report shall constitute a waiver of any of the Debtors’ rights or an admission with respect to their Chapter 11 Proceedings (as defined herein), including, but not limited to, matters involving objections to claims, substantive consolidation, equitable subordination, defenses, ultimate allocation of proceeds from sales among debtor estates, characterization or re-characterization of contracts, assumption or rejection of contracts under the provisions of chapter 3 of title 11 of the United States Code (“Bankruptcy Code”) and/or causes of action under the provisions of chapter 5 of the Bankruptcy Code or any other relevant applicable laws to recover assets or avoid transfers.

2. Background and Organization:

Nortel Networks Corporation (“NNC”) and its subsidiaries (collectively “Nortel”), including the U.S. Debtors (as defined below) is a global supplier of end-to-end networking products and solutions serving both service providers and enterprise customers. Nortel’s technologies span access and core networks and support multimedia and business-critical applications. Nortel’s networking solutions consist of hardware, software and services. Nortel designs, develops, engineers, markets, sells, licenses, installs, services and supports these networking solutions worldwide.

Creditor Protection Proceedings - On January 14, 2009 (“Petition Date”), Nortel Networks Inc. (“NNI”), Nortel Networks Capital Corporation (“NNCC”) and certain other of Nortel’s U.S. subsidiaries, initiated Creditor Protection Proceedings in the U.S. Bankruptcy Court for the District of Delaware (“U.S. Court”) under the Bankruptcy Code (“Chapter 11 Proceedings”), several of our Canadian affiliates (“Canadian Debtors”), including our ultimate parent company, NNC, initiated Creditor Protection Proceedings in Canada at the Ontario Superior Court of Justice (“Canadian Court”) under the Companies’ Creditors Arrangement Act (“CCAA”), and several of our affiliates in Europe, Middle East and Africa (“EMEA”) (“EMEA Debtors”) initiated Creditor Protection Proceedings in the United Kingdom under the Insolvency Act 1986 and subsequently, in Israel, followed by secondary proceedings in France. On July 14, 2009, Nortel Networks (CALA) Inc. (“NNCI”), an affiliate of NNI, initiated Chapter 11 Proceedings. On July 17, 2009, the U.S. Court entered an order that provided for the joint administration of NNCI’s case with the pre-existing cases of the other U.S. Debtors. As a result, NNCI is included as a Debtor in the financial statements herein. Collectively, all entities under the Creditor Protection Proceedings are referred to as the “Debtors”. Those entities operating in Chapter 11 Proceedings are referred to as the “Debtors in Possession” or the “U.S. Debtors.” During the Creditor Protection Proceedings, the businesses of the Debtors continue to operate under the jurisdictions and orders of the applicable courts and in accordance with applicable legislation.

As of December 31, 2009, the U.S. Debtors consisted of the following entities:

U.S. Debtors	Case no.
Nortel Networks Inc.	09-10138
Nortel Networks Capital Corporation	09-10139
Nortel Networks International, Inc.	09-10150
Nortel AltSystems, Inc.	09-10140
Nortel AltSystems International, Inc.	09-10141
Architel Systems (U.S.) Corporation	09-10149
CoreTek, Inc.	09-10145
Nortel Networks Applications Management Solutions Inc.	09-10146
Nortel Networks Cable Solutions Inc.	09-10152
Nortel Networks Optical Components Inc.	09-10147
Nortel Networks HPOCS Inc.	09-10148
Northern Telecom International Inc.	09-10151
Qtera Corporation	09-10144
Sonoma Systems	09-10143
Xros, Inc.	09-10142
Nortel Networks (CALA) Inc.	09-12515

Under the Bankruptcy Code, the U.S. Debtors may assume, assume and assign, or reject certain executory contracts including unexpired leases, subject to the approval of the U.S. Court and certain other conditions.

The accompanying unaudited condensed combined financial statements do not include the effects of all current or future claims relating to the Creditor Protection Proceedings. Certain claims filed may have priority over those of the U.S. Debtors’ unsecured creditors. The Debtors are reviewing all claims filed and have commenced the claims reconciliation process. Differences between claim amounts determined by the Debtors and claim amounts filed by creditors will be investigated and resolved pursuant to a claims resolution process approved by the relevant court or, if necessary, the relevant court will make a final determination as to the amount, nature and validity of claims. Certain claims that have been filed may be duplicative (particularly given the multiple jurisdictions involved in the Creditor Protection Proceedings), based on contingencies that have not occurred, or may be otherwise overstated, and would therefore be subject to revision or disallowance. The settlement of claims cannot be finalized until the relevant creditors and courts approve a plan. In light of the number of creditors of the Debtors, the claims resolution process may take considerable time to complete. See note 7 for additional information about claims.

3. Basis of Presentation:

The financial statements contained herein were not intended to reconcile to any financial statements otherwise prepared or distributed by the Debtors or any of the Debtors’ affiliates. Significant efforts have been put forth to attribute the assets and liabilities to the proper legal entity. However, because the Debtors’ accounting systems, policies, and practices were developed with a view to producing consolidated reporting, rather than by legal entity, it is possible that not all assets or liabilities have been recorded at the correct legal entity. Accordingly, the Debtors reserve all rights to supplement or amend any financial statements contained in this Monthly Operating Report.

4. Significant Accounting Policies:

Unless otherwise noted herein, the U.S. Debtors follow the significant accounting policies of NNC as discussed in NNC’s 2009 Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (“2009 Form 10-K”) that was filed with the United States Securities and Exchange Commission.

(a) Condensed Combined Debtors-In-Possession Financial Statements

The financial statements contained herein represent the unaudited condensed combined financial statements for the U.S Debtors only. The U.S. Debtors’ non-Debtor subsidiaries are treated as non-consolidated subsidiaries in these financial statements and as such their net loss is included as “Equity in net earnings (loss) from non-Debtor subsidiaries - net of tax” in the statement of operations and their net assets are included as “Investments in non-Debtor subsidiaries” in the balance sheet. The U.S. Debtors’ financial statements contained herein have been prepared in accordance with the guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852 Reorganizations (“ASC 852”).

The unaudited condensed combined financial statements have been derived from the books and records of the U.S. Debtors. The presentation combines the U.S. Debtors into three Reporting Groups consistent with the companies’ ownership structure and activities as follows:

•

NNI Reporting Group: Nortel Networks Inc. and its U.S. Debtor subsidiaries Nortel Networks Capital Corporation, Nortel Networks Cable Solutions Inc., Nortel Networks International, Inc., Nortel Networks Optical Components Inc., Nortel Networks HPOCS Inc., Nortel Networks (CALA) Inc., Northern Telecom International Inc. and Qtera Corporation;

•	AltSystems Reporting Group: Nortel AltSystems, Inc. and Nortel AltSystems International, Inc.; and

•	Other Reporting Group: Architel Systems (U.S.) Corporation, CoreTek, Inc., Nortel Networks Applications Management Solutions, Inc., Sonoma Systems and Xros Inc.

The Monthly Operating Report is limited in scope, covers a limited time period, and has been prepared solely for the purpose of complying with the monthly reporting requirements of the Bankruptcy Court and the United States Trustee. The information presented herein has not been subject to all procedures that would typically be applied to financial information presented in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). Upon the application of such procedures (such as tests of asset impairment), the U.S. Debtors believe that the financial information could be subject to changes, and these changes could be material. The information furnished in this Monthly Operating Report includes normal recurring adjustments, but does not include all of the adjustments that would typically be made for interim financial statements in accordance with U.S. GAAP. As of December 31, 2009, certain pre-petition trade accounts payable and debt balances are subject to further review and possible reclassification. In addition, certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. Therefore, the Debtors caution readers not to place undue reliance upon the information contained in this Monthly Operating Report. For further information, please refer to the consolidated financial statements of NNC and notes thereto included in NNC’s 2009 Form 10-K.

The results of operation herein are not necessarily indicative of results which may be expected from any other period or for the full year and may not necessarily reflect the combined results of operations, financial position and cash flows of U.S. Debtors in the future.

The condensed combined financial statements filed with the U.S. Bankruptcy Court are subject to change. The U.S. Debtors may, at a future date, amend this Monthly Operating Report for updated financial information.

(b) Intercompany transactions

Intercompany transactions among the NNI Reporting Group and the AltSystems Reporting Group have been eliminated in the condensed combined financial statements. Intercompany transactions within the entities in the Other Reporting Group have not been eliminated as they are affiliates of common ownership under NNC rather than subsidiaries of one another. Intercompany transactions involving any non-U.S. Debtors have not been eliminated in the financial statements and are presented as intercompany receivables, loans, and payables.

(c) Use of estimates

The U.S. Debtors make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the condensed combined financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. Estimates are used when accounting for items and matters such as revenue recognition and accruals for losses on contracts, allowances for uncollectible accounts receivable, inventory provisions and outsourced manufacturing related obligations, product warranties, estimated useful lives of intangible assets and plant and equipment, asset valuations, impairment and recoverability assessments, employee benefits including pensions, taxes and related valuation allowances and provisions, restructuring and other provisions, contingencies and pre-petition liabilities.

Proceeds received from divestitures to date that are being held in escrow are currently reported in Nortel Networks Limited (“NNL”) solely for financial reporting purposes. The ultimate determination of the final allocation of such proceeds among the various Nortel entities has not yet occurred and may be materially different from the NNL classification and related amounts shown in these financial statements. The Interim Funding and Settlement Agreement dated June 9, 2009 (“IFSA”) (as discussed in note 7) and the escrow agreements for sales divestiture proceeds entered into by NNL, NNI and other Nortel legal entities provide for the processes for determining the final allocation of divestiture proceeds among such entities, either through joint agreement or, failing such agreement, other dispute resolution proceeding. Adjustments to the NNL classification and any related amounts arising from the ultimate outcome of the allocation agreement or other dispute resolution proceeding noted above will be recognized when finalized. The NNL classification and related amounts shown in these financial statements are not determinative of, and have not been accepted by any debtor estate, any party in interest in the Creditor Protection Proceedings or any court overseeing such proceedings, for purposes of deciding, the final allocation of divestiture proceeds.

5. Debt in Default:

Upon filing for creditor protection certain of the U.S. Debtors (and certain of their non-U.S. Debtor affiliates) became in default under substantially all of their pre-petition debt obligations. Filing for creditor protection automatically stays most actions against the Debtors and therefore substantially all pre-petition debt obligations are subject to settlement under the Creditor Protection Proceedings.

The following borrowings represent the debt agreements which are fully and unconditionally guaranteed by NNI and are in default:

On May 28, 2008, NNL, NNI’s direct parent company, completed the offering of $675 Fixed Rate Notes due July 2016. The 2016 Fixed Rate Notes issued May 2008 have a stated interest rate per annum of 10.75% and were issued as additional notes under an existing indenture dated July 5, 2006 (“2006 Indenture”), and are part of the same series as NNL’s outstanding $450 Senior Notes due July 2016 that were issued on July 5, 2006 under the 2006 Indenture. The 2016 Fixed Rate Notes issued May 2008 and the 2016 Fixed Rate Notes issued July 2006 have the same ranking, guarantee structure, interest rate, maturity date and other terms and are treated as a single class of securities under the indenture and holders vote together as one class.

On March 28, 2007, NNC completed an offering of $1,150 of unsecured convertible senior notes (“Convertible Notes”). The Convertible Notes consist of $575 principal amount of senior convertible notes due 2012 (“2012 Notes”) and $575 of senior convertible notes due 2014 (“2014 Notes”). The 2012 Notes have a stated interest rate per annum of 1.75% and the 2014 Notes have a stated interest rate per annum of 2.125%. The 2012 Notes and 2014 Notes are each convertible into NNC common shares at any time based on an initial conversion rate of 31.25 NNC common shares per $1,000.00 principal amount of Convertible Notes (which is equal to an initial conversion price of $32.00 per common share).

On July 5, 2006, under the 2006 Indenture, NNL completed an offering of $2,000 senior notes (“July 2006 Notes”). The July 2006 Notes consist of the $450 2016 Fixed Rate Notes issued July 2006, $550 of senior fixed rate notes due 2013 (“2013 Fixed Rate Notes”) and $1,000 of floating rate senior notes due 2011 (“2011 Floating Rate Notes”). The 2016 Fixed Rate Notes issued July 2006 have a stated interest rate per annum of 10.75%, the 2013 Fixed Rate Notes have a stated interest rate per annum of 10.125%, and the 2011 Floating Rate Notes have a stated interest rate per annum, reset quarterly, equal to the LIBOR plus 4.25%.

As a guarantor, NNI is an obligor for the defaulted debt obligations (and accrued interest payable) of $3,935. As a result, an accrual of $3,935 has been made in the U.S. Debtors financial statements for NNI’s guarantee of the NNC and NNL outstanding long-term debt arrangements. Although some guarantee exposures are redundant to liabilities recorded elsewhere in the Debtors’ financial statements, NNI has recorded this accrual in accordance with ASC 852. The guarantor amount has been recorded as a liability subject to compromise and reorganization expenses in the NNI financial statement column. To the extent that information available in the future indicates a difference from the recognized amounts, the provision will be adjusted.

On June 17, 1996, NNCC, a wholly owned subsidiary of NNI, completed the offering of $150 Fixed Rate Notes due June 2026. The 2026 Fixed Rate Notes have a stated interest rate per annum of 7.875%. The 2026 Fixed Rate Notes are fully and unconditionally guaranteed by NNL.

In addition, NNI has guaranteed NNL’s obligations under the EDC Support Facility. The EDC Support Facility provides for the issuance by EDC of support in the form of guarantee bonds or guarantee type documents issued to financial institutions that issue letters of credit or guarantee, performance or surety bonds, or other instruments in support of Nortel’s contract performance. NNI has agreed to indemnify EDC and reimburse it for any amounts that EDC is required to pay to such financial institutions pursuant to its support.

6. Reorganization Items:

ASC 852 requires items of revenue and expense directly attributed to the reorganization such as professional fees directly related to the U.S. Debtors’ Chapter 11 Proceedings, realized gains and losses, and provisions for losses resulting from such proceedings to be separately accumulated and disclosed in the statement of operations.

The following table sets forth the U.S. Debtors’ reorganization items for the period from November 29, 2009 through December 31, 2009:

Professional fees directly related to reorganization	$(10)
Intercompany interest and dividend income	1
Lease repudiation	(2)
Key Executive Incentive Plan / Key Employee Retention Plan	(2)
Settlements	31
Gain on divestitures	199

Total Reorganization items	$217

7. Liabilities Subject to Compromise:

As a result of the Chapter 11 Proceedings, pre-petition liabilities may be subject to compromise or other treatment under the U.S. Debtors’ Chapter 11 Proceedings. Generally, actions to enforce or otherwise effect payment of pre-petition liabilities are stayed. Although pre-petition claims are generally stayed, under the Chapter 11 Proceedings, the U.S. Debtors are permitted to undertake certain actions designed to stabilize the U.S. Debtors’ operations including, among other things, payment of employee wages and benefits, maintenance of Nortel’s cash management system, satisfaction of customer obligations, payments to suppliers for goods and services received after the Petition Date and retention of professionals.

The U.S. Debtors have been paying and intend to continue to pay undisputed post-petition obligations in the ordinary course of business. In addition, the U.S. Debtors may reject pre-petition executory contracts and unexpired leases with respect to the U.S. Debtors’ operations, with the approval of the U.S. Bankruptcy Court. Damages resulting from rejection of executory contracts and unexpired leases are treated as pre-petition general unsecured claims and will be classified as liabilities subject to compromise. Any differences between claim amounts listed by the U.S. Debtors in their Schedules of Assets and Liabilities (as may be amended) and claims filed by creditors will be investigated and, if necessary, the U.S. Bankruptcy Court will make the final determination as to the amount, nature and validity of claims. The determination of how liabilities will ultimately be settled and treated cannot be made until the U.S. Bankruptcy Court approves a Chapter 11 plan of reorganization. Accordingly, the ultimate amount of such liabilities is not determinable at this time.

On August 4, 2009, the U.S. Court approved the establishment of a claims process in the U.S. for claims that arose prior to the Petition Date. Under this claims process, proof of claims, except in relation to NNCI, had to be received by the U.S. Claims Agent, Epiq Bankruptcy Solutions, LLC (“Epiq”), by no later than 4:00 p.m. (Eastern Time) on September 30, 2009 (subject to certain exceptions, including the establishment of supplemental bar dates, as provided in the order establishing the claims bar date). For claims in relation to NNCI, on December 2, 2009, the U.S. Court approved the establishment of 4:00 p.m. (Eastern Time) on January 25, 2010 as the deadline for receipt by Epiq of proof of claims against NNCI (subject to certain exceptions, including the establishment of supplemental bar dates, as provided in the order establishing the claims bar date).

ASC 852 requires pre-petition liabilities of the debtor that are subject to compromise to be reported at the claim amounts expected to be allowed, even if they may be settled for lesser amounts.

The following tables set forth the U.S. Debtors’ estimated liabilities subject to compromise as of December 31, 2009:

	NNI	AltSystems	Other

Trade and other accounts payable	$163	$—	$—
Accounts payable intercompany	719	53	—
Restructuring liabilities	100	—	—
Contingent liability for NNI’s debt guarantee	3,931	—	—
Long-term debt	235	—	—
Financial obligations	36	—	—
Pension obligations	424	—	—
Postretirement obligations other than pensions	296	—	—
Notes and interest payable intercompany	—	—	127
Other	61	—	—

Total liabilities subject to compromise	$5,965	$53	$127

	November 28, 2009	Change in the Month	December 31, 2009

Trade and other accounts payable	$219	$(56)	$163
Accounts payable intercompany	815	(43)	772
Restructuring liabilities	83	17	100
Contingent liability for NNI’s debt guarantee	3,935	(4)	3,931
Long-term debt	236	(1)	235
Financial obligations	35	1	36
Pension obligations	417	7	424
Postretirement obligations other than pensions	233	63	296
Notes and interest payable intercompany	126	1	127
Other	59	2	61

Total liabilities subject to compromise	$6,158	$(13)	$6,145

The change in the month was primarily due to decreases in trade and other accounts payable as well as accounts payable intercompany offset by increases in postretirement obligations other than pensions and restructuring liabilities.

In addition, liabilities subject to compromise of $80 are included in liabilities of discontinued operations (see note 10).

As at December 31, 2009, the U.S. Debtors have received approximately 6,050 timely-filed claims asserting approximately $19,355 in aggregate outstanding liquidated claims. Some of these timely-filed claims are unliquidated and are therefore not reflected in the aggregate claim amount above. This amount excludes the value of claims that have been withdrawn, expunged, or disallowed by the U.S. Court as of December 31, 2009. The U.S. Debtors continue to investigate differences between the claim amounts filed by creditors and claim amounts determined by the U.S. Debtors. Certain claims filed may be duplicative (particularly given the multiple jurisdictions involved in the Creditor Protection Proceedings), based on contingencies that have not occurred, or may be otherwise overstated, and would therefore be subject to revision or disallowance. The determination of the U.S. Debtors’ liabilities subject to compromise considers these factors and these liabilities are subject to change as a result of the ongoing investigation of filed proofs of claim by the U.S. Debtors.

Although the U.S. Debtors have and may continue to object to various court filings made throughout the Creditor Protection Proceedings, as at December 31, 2009, 316 claims, including the Internal Revenue Service (“IRS”) claim, had been objected to by the U.S. Debtors; however, as discussed in note 11, the IRS claim was withdrawn subsequent to year end. Subsequent to December 31, 2009, an objection to one claim was withdrawn and the courts entered orders disallowing 314 claims, which orders will reduce the amount of asserted claims noted above by $50.6. Although the U.S. Court has established bar dates, subject to exceptions, by which certain proofs of claim against the relevant U.S. Debtors were required to be filed if the claimants were to receive any distribution under the Creditor Protection Proceedings, certain further claims are and may be permitted. In addition, the U.S. Debtors anticipate that additional proofs of claim will be the subject of future objections as such proofs of claim are reconciled. Accordingly, the ultimate number and amount of allowed claims is not determinable at this time.

Since the Petition Date, the U.S. Debtors have and may continue to enter into court-approved and other agreements relating to settlement of certain pre-Petition Date claim amounts. As at December 31, 2009, the U.S. Debtors have agreed to net payments and forgiveness of accounts receivables in certain circumstances of approximately $128 in the aggregate relating to certain asserted pre-Petition Date claims and related liabilities, subject to adjustment in certain circumstances and excluding liabilities the U.S. Debtors are required to satisfy pursuant to local legislation and amounts the U.S. Debtors have agreed to pay pursuant to the IFSA and the Final Canadian Funding and Settlement Agreement dated December 23, 2009 (“FCFSA”), each as described in note 11. These agreements may also include the release of other disputed and unliquidated amounts as well as certain post-Petition Date claim amounts.

The amounts currently classified as liabilities subject to compromise may be subject to future adjustments depending on U.S. Court actions, further developments with respect to disputed claims, determinations of the secured status of certain claims, if any, the values of any collateral securing such claims, or other events.

Classification for purposes of this report of any pre-petition liabilities on any basis other than liabilities subject to compromise is not an admission of fact or legal conclusion by the U.S. Debtors as to the manner of classification, treatment, allowance, or payment in the Creditor Protection Proceedings, including in connection with any plan that may be approved by the U.S. Court and that may become effective pursuant an order of the U.S. Court.

8. Post-Petition Accounts Payable:

To the best of the U.S. Debtors’ knowledge, all undisputed post-petition accounts payable have been and are being paid in the ordinary course of the U.S. Debtors’ business.

9. Assets and Liabilities Held for Sale:

As discussed in note 11, during the fourth quarter of fiscal 2009, NNC, NNL, and certain of NNC’s other subsidiaries, including NNI, received court approvals of bidding procedures for the sale of substantially all of the assets of its Optical Networking and Carrier Ethernet businesses to Ciena Corp. and the planned sale of substantially all of the assets of its Global System for Mobile communications (“GSM”)/GSM for Railways (“GSM-R”) business to Telefonaktiebolaget LM Ericsson (“Ericsson”) and Kapsch CarrierCom AG (“Kapsch”). As a result, the related Optical Networking and Carrier Ethernet and GSM/GSM-R assets and liabilities have been classified as held for sale as of December 31, 2009. Nortel determined that the fair value less estimated costs to sell exceeded the carrying value of the Optical Networking and Carrier Ethernet and GSM/GSM-R assets and liabilities and therefore no impairment was recorded on the reclassification of these assets to held for sale.

The related Optical Networking and Carrier Ethernet and GSM/GSM-R financial results of operations have not been classified as discontinued operations in these unaudited condensed combined financial statements as they did not meet the definition of a component of an entity as required under U.S. GAAP.

Assets and liabilities of $159 and $159, respectively, related to the U.S. Debtors have been classified as held for sale as of December 31, 2009.

The following tables set forth assets and liabilities held for sale as of December 31, 2009:

	NNI	AltSystems	Other

Assets
Accounts receivable - net	$19	$—	$—
Inventories - net	125	—	—
Plant and equipment - net	12	—	—
Other	3	—	—

Assets held for sale	$159	$—	$—

Liabilities
Employee-related liabilities	$4	$—	$—
Contractual liabilities	5	—	—
Other current liabilities	145	—	—
Other long-term liabilities	5	—	—

Liabilities held for sale	$159	$—	$—

	Optical Networking and Carrier Ethernet	GSM/ GSM-R	Total
Assets
Accounts receivable - net	$6	$13	$19
Inventories - net	111	14	125
Plant and equipment - net	8	4	12
Other	2	1	3

Assets held for sale	$127	$32	$159

Liabilities
Employee-related liabilities	$2	$2	$4
Contractual liabilities	5	—	5
Other current liabilities	62	83	145
Other long-term liabilities	1	4	5

Liabilities held for sale	$70	$89	$159

10. Discontinued Operations:

As discussed in note 11, on December 18, 2009 NNC, NNL, and certain of NNC’s other subsidiaries, including NNI and Nortel Networks UK Limited (“NNUK”), completed the sale of substantially all of the assets of the Enterprise Solutions (“ES”) business globally as well as the shares of Nortel Government Solutions Incorporated (“NGS”) and DiamondWare, Ltd. to Avaya Inc. (“Avaya”) for $900 in cash, with an additional pool of $15 reserved for an employee retention program, subject to certain purchase price adjustments.

Nortel has agreed to undertake certain activities to assist Avaya with the transition of the business from Nortel’s infrastructure to that of Avaya. As a result of this agreement, Nortel expects to generate certain direct and indirect cash flows that are associated with the disposed component for a period of time that is not currently expected to exceed one year. The operations and cash flows of the ES business meet the definition of a component as prescribed by FASB ASC 360-10-35 “Impairment or Disposal of Long-Lived Assets” (“ASC 360-10-35”). A component of an entity that is being disposed of should be shown as discontinued operations where the cash flows associated with the component will be eliminated and the entity will not have any significant continuing involvement, as defined in the applicable accounting guidance, with the component post-disposition. Nortel has evaluated the nature and significance of these cash flows arising from transition services Nortel expects to provide to Avaya and has determined that they do not preclude the recognition and presentation of this business component as discontinued operations for the period presented. Nortel does not expect to have any significant continuing involvement with the ES business after the disposition.

The following table summarizes certain financial information of the ES business, which includes DiamondWare, Ltd. and NGS, for the period from November 29, 2009 through December 31, 2009:

	NNI	AltSystems	Other

Operations
Total revenues	$45	$—	$—

Loss from discontinued operations before income taxes	$(85)	$—	$—
Income tax benefit (expense)	—	—	—

Net loss from discontinued operations before disposal - net of taxes	$(85)	$—	$—

Disposal
Loss on disposal before income taxes	$(176)	$—	$—
Income tax benefit (expense)	—	—	—

Loss on disposal, net of tax	$(176)	$—	$—

Net loss from discontinued operations - net of taxes	$(261)	$—	$—

Certain assets and liabilities related to the ES business were not transferred to Avaya and continue to be classified as assets and liabilities of discontinued operations. These assets and liabilities are expected to be reduced as the business dispositions and the Creditor Protection Proceedings progress. The remaining assets and liabilities related to the operations of the ES business as at December 31, 2009 are as follows:

	NNI (1)	AltSystems	Other

Assets
Accounts receivable - net	$70	$—	$—
Inventories - net	6	—	—
Other current assets	13	—	—
Plant and equipment - net	3	—	—

Assets of discontinued operations	$92	$—	$—

Liabilities
Trade and other accounts payables	$4	$—	$—
Employee-related liabilities	9	—	—
Other current liabilities	16	—	—
Liabilities subject to compromise	79	1	—

Liabilities of discontinued operations	$108	$1	$—

(1)	Does not include assets and liabilities related to the shares of DiamondWare Ltd. and NGS, which are a part of the divestiture of the ES business, but are not Debtors-in-Possession.

11. Case Developments:

Chapter 11 Proceedings Developments

As required under the U.S. Bankruptcy Code, on January 22, 2009, the United States Trustee for the District of Delaware appointed an official committee of unsecured creditors, which currently includes The Bank of New York Mellon, Flextronics Corporation, Pension Benefit Guaranty Corporation (“PBGC”) and Law Debenture Trust Company of New York (“U.S. Creditors’ Committee”). The U.S. Creditors’ Committee has the right to be heard on all matters that come before the U.S. Court with respect to the U.S. Debtors. In addition, a group purporting to hold substantial amounts of Nortel’s publicly traded debt has organized (“Bondholder Group”). Nortel’s management and the Canadian Monitor have met with the Bondholder Group and its advisors to provide status updates and share information with them that has been shared with other major stakeholders. On December 8, 2009, Nortel announced that NNI had entered into an agreement with John Ray for his appointment as principal officer of each of the U.S. Debtors and to work with Nortel management, the Canadian Monitor, the U.K. Administrators and various retained advisors, in providing oversight of the conduct of the businesses of the U.S. Debtors in relation to various matters in connection with the Chapter 11 Proceedings. This appointment was approved by the U.S. Court on January 6, 2010.

Corporate Developments

On June 19, 2009, Nortel announced that it was advancing in discussions with external parties to sell its businesses. To date, Nortel has completed a number of divestitures as described below. In addition, Nortel has, where applicable, completed bidding processes and received court approvals, as applicable, in the U.S. and Canada for further divestitures as also described below.

While numerous milestones have been met, significant work remains under the Creditor Protection Proceedings. A Nortel business services group (“NBS”) was established in 2009 to provide global transitional services to purchasers of Nortel’s businesses, in fulfillment of contractual obligations under transition services agreements (“TSAs”) entered into in connection with the sales of Nortel’s businesses and assets. These services include maintenance of customer and network service levels during the integration process, and providing expertise in finance, supply chain management, information technology, R&D, human resources and real estate necessary for the orderly and successful transition of businesses to purchasers over a period of 12 to 24 months from the closing of the sales. NBS is also focused on maximizing the recovery of Nortel’s accounts receivables, inventory and real estate assets, independent of the TSAs.

A core corporate group (“Corporate Group”) was also established in 2009 and is currently focused on a number of key actions, including the completion of announced sales and the sale of remaining businesses and assets, as well as exploring strategic alternatives to maximize the value of Nortel’s intellectual property. The Corporate Group is also responsible for ongoing restructuring matters, including the creditor claims process, planning toward conclusion of the CCAA Proceedings and Chapter 11 Proceedings and any distributions to creditors. The Corporate Group also continues to provide administrative and management support to Nortel’s affiliates around the world.

Effective March 21, 2010, Pavi Binning, Chief Restructuring Officer (“CRO”), Chief Financial Officer (“CFO”) and Executive Vice President (“EVP”) stepped down from his role as CRO, CFO and EVP. Mr. Binning is staying on for a short period to assist in the completion of the announced business sales and in the transition of certain of his responsibilities. Effective March 22, 2010, John Doolittle assumed the role of CFO of NNC and NNL in addition to his current responsibilities leading the Corporate Group. In light of the milestones met to date and the focus of the remaining work, the position of CRO will not be filled.

Sale of Layer 4-7 Data Portfolio

On February 19, 2009, Nortel announced that it had entered into a stalking horse asset purchase agreement to sell certain portions of its Layer 4-7 data portfolio, including certain Nortel Application Accelerators, Nortel Application Switches and the Virtual Services Switch, to Radware Ltd. (“Radware”) for approximately $18. Nortel received orders from the U.S. Court and Canadian Court that established bidding procedures for an auction that allowed other qualified bidders to submit higher or otherwise better offers. Nortel subsequently received orders from the U.S. Court and Canadian Court approving the transaction with Radware as the successful bidder and on March 31, 2009, Nortel completed this divestiture.

Sale of CDMA and LTE Access Assets

On June 19, 2009, Nortel announced that it, NNL, and certain of Nortel’s other subsidiaries, including NNI, had entered into a “stalking horse” asset sale agreement with Nokia Siemens Networks B.V. (“NSN”) for the planned sale of substantially all of its Code Division Multiple Access (“CDMA”) business and Long Term Evolution (“LTE”) Access assets for $650. This sale required a court-approved bidding process, known as a “stalking horse” or 363 Sale under Chapter 11 that allowed other qualified bidders to submit higher or otherwise better offers. Bidding procedures were approved by the U.S. Court and Canadian Court in late June 2009. Competing bids were required to be submitted by July 21, 2009 and an auction with the qualified bidders was completed on July 24, 2009. Ericsson emerged as the successful bidder for a purchase price of $1,130, subject to certain post closing purchase price adjustments. Nortel obtained U.S. Court and Canadian Court approvals for the sale to Ericsson on July 28, 2009. On November 13, 2009, Nortel announced that following satisfaction of all closing conditions, the sale had concluded. In connection with this transaction and included in its accounting, NNL and NNI paid an aggregate break-up fee of $19.5 plus $3 in expense reimbursements to NSN.

Sale of Packet Core Assets

On September 21, 2009, Nortel announced that it planned to sell, by “open auction”, the assets of its Wireless Networks business associated with the development of Next Generation Packet Core network components (“Packet Core Assets”). The Packet Core Assets consist of software to support the transfer of data over existing wireless networks and the next generation of wireless communications technology including relevant non-patent intellectual property, equipment and other related tangible assets, as well as a non-exclusive license of certain relevant patents and other intellectual property. The Packet Core Assets exclude legacy packet core components for its GSM and Universal Mobile Telecommunications System businesses. On October 25, 2009, in accordance with court approved procedures, our principal operating subsidiary, NNL, and NNI, entered into an agreement with Hitachi, Ltd. (“Hitachi”) for the sale of Nortel’s Packet Core Assets for a purchase price of $10. On October 28, 2009, Nortel obtained U.S. Court and Canadian Court approval of the sale to Hitachi. On December 8, 2009, NNC announced that following satisfaction of all closing conditions, the sale was concluded.

Sale of Enterprise Solutions Business

On July 20, 2009, Nortel announced that it, NNL, and certain of Nortel’s other subsidiaries, including NNI and Nortel Networks UK Ltd. (“NNUK”), had entered into a “stalking horse” asset and share sale agreement with Avaya for its North American, CALA and Asian ES business, and an asset sale agreement with Avaya for the EMEA portion of its ES business for a purchase price of $475. These agreements included the sale of substantially all of the assets of the ES business globally as well as the shares of NGS and DiamondWare, Ltd. This sale required a court-approved sale process under Chapter 11 that allowed other qualified bidders to submit higher or otherwise better offers. Bidding procedures were approved by the U.S. Court and Canadian Court on August 4, 2009. Competing bids were required to be submitted by September 4, 2009 and an auction with the qualified bidders commenced on September 11, 2009. On September 14, 2009, Avaya emerged as the successful bidder for the sale of substantially all of the assets of the ES business globally as well as the shares of NGS and DiamondWare, Ltd. for a purchase price of $900 in cash, subject to certain post closing purchase price adjustments, with an additional pool of $15 reserved for an employee retention program. Nortel obtained U.S. Court and Canadian Court approvals for the sale to Avaya on September 16, 2009. On December 18, 2009, Nortel announced that the sale of substantially all of these assets had been completed. The sale of certain ES assets held by Israeli subsidiaries was subsequently approved by the Israeli Court on December 21, 2009. All other closing conditions had been satisfied as of December 18, 2009.

Sale of Optical Networking and Carrier Ethernet Businesses

On October 7, 2009, Nortel announced that it, NNL, and certain of its other subsidiaries, including NNI and NNUK, had entered into a “stalking horse” asset sale agreement with Ciena for its North American, CALA and Asian Optical Networking and Carrier Ethernet businesses, and an asset sale agreement with Ciena for the EMEA portion of its Optical Networking and Carrier Ethernet businesses for a purchase price of $390 in cash and 10 million shares of Ciena common stock. These agreements include the planned sale of substantially all the assets of Nortel’s Optical Networking and Carrier Ethernet businesses globally. This sale required a court-approved sale process under Chapter 11 that allowed other qualified bidders to submit higher or otherwise better offers. Bidding procedures were approved by the U.S. Court and Canadian Court on October 15, 2009. Competing bids were ultimately required to be submitted by November 17, 2009. On November 22, 2009, in accordance with court approved procedures, Nortel concluded an auction for the sale of these assets to Ciena, who emerged as the successful bidder, agreeing to pay $530 in cash, subject to certain post closing purchase price adjustments, plus $239 principal amount of Ciena convertible notes due June 2017. At a joint hearing on December 2, 2009, Nortel obtained U.S. Court and Canadian Court approvals for the sale to Ciena. On March 19, 2010, Nortel announced that it had completed the sale of substantially all of the assets of its Optical Networking and Carrier Ethernet businesses to Ciena and that Ciena had elected, as permitted by the terms of the sale, to replace the $239 million principal amount of convertible notes with cash consideration of $244 million, and thus pay an all cash purchase price of approximately $774 million, subject to a working capital adjustment currently estimated as a downward adjustment of approximately $62 million.

Sale of GSM/GSM-R Business

On September 30, 2009, Nortel announced that it plans to sell by “open auction” substantially all of its global GSM/GSM-R business. In connection with this proposed sale, NNL also expects to transfer specified patents predominantly used in the GSM business and grant non-exclusive licenses of other relevant patents. This sale required a court-approved sale process under Chapter 11 that allowed other qualified bidders to submit offers. Bidding procedures were approved by the U.S. Court and Canadian Court on October 15, 2009. Competing bids were required to be submitted by November 16, 2009. An auction with the qualified bidders concluded on November 24, 2009, with Ericsson and Kapsch emerging as the successful bidders for the sale of these assets for a total purchase price of $103 in cash, subject to certain post closing purchase price adjustments. On November 18, 2009, Kapsch filed its bid for the GSM/GSM-R assets of NNSA with the French Administrator and the French Liquidator. On March 3, 2010, Kapsch filed an irrevocable and unconditional bid for such assets with the French Administrator and the French Liquidator. Nortel obtained U.S. Court and Canadian Court approvals for the sale to Ericsson and Kapsch on December 2, 2009.

The sale of any GSM/GSM-R assets currently held by one of Nortel’s French subsidiaries, Nortel Networks SA (“NNSA”) is subject to the approval of the French Court. In some EMEA jurisdictions, this transaction is subject to compliance with information and consultation obligations with employee representatives prior to completion of the sale. In addition to the processes and approvals outlined above, consummation of a GSM/GSM-R transaction is subject to the satisfaction of certain regulatory approvals and customary closing conditions. This sale is expected to close by the end of the first quarter of 2010, subject to regulatory approvals and closing conditions.

Sale of CVAS Business

On December 23, 2009, Nortel announced that it, NNL, and certain of its other subsidiaries, including NNI and NNUK, had entered into a “stalking horse” asset sale agreement with GENBAND Inc. (“GENBAND”) for its North American, CALA and Asian Carrier VoIP and Application Solutions (“CVAS”) business, and an asset sale agreement with GENBAND for the EMEA portion of CVAS business for a purchase price of $282, subject to balance sheet and other downward adjustments currently estimated at approximately $100, resulting in estimated net proceeds of approximately $182. These agreements include the planned sale of substantially all the assets of the CVAS business globally. This sale required a court-approved sale process under Chapter 11 that allowed other qualified bidders to submit higher or otherwise better offers. Bidding procedures were approved by the Canadian Court on January 6, 2010 and the U.S. Court on January 8, 2010. Competing bids were required to be submitted by February 23, 2010. No bids were received prior to the bid deadline. On February 24, 2010, Nortel announced that it will not proceed to auction and will work towards closing the asset sale agreements with GENBAND. At a joint hearing on March 3, 2010, Nortel obtained U.S. Court and Canadian Court approval of the sale to GENBAND.

In some EMEA jurisdictions, this transaction is subject to compliance with information and consultation obligations with employee representatives prior to finalization of the terms of the sale. In addition to the processes and approvals outlined above, consummation of the transaction is subject to the satisfaction of regulatory and other conditions and the receipt of various approvals, including governmental approvals in Canada and the United States and the approval of the courts in France and Israel. This sale is expected to close in the second quarter of 2010, subject to regulatory approvals and closing conditions.

Transition Services Agreements

Nortel has entered into TSAs in connection with certain of the completed divestitures discussed above and is contractually obligated under such TSAs to provide transition services to certain purchasers of its businesses and assets.

In connection with the sale of substantially all of its CDMA business and LTE Access assets, Nortel entered into a TSA with Ericsson pursuant to which Nortel has agreed to provide certain transition services for a period of up to 12 to 24 months after closing of the transaction.

In connection with the sale of substantially all of its ES business, Nortel entered into a TSA with Avaya pursuant to which it agreed to provide certain transition services for a period of up to 18 months (up to 12 months in certain jurisdictions in EMEA) after closing of the transaction.

In connection with the sale of substantially all of its Optical Networking and Carrier Ethernet businesses Nortel entered into a TSA with Ciena pursuant to which Nortel agreed to provide certain transition services for a period of up to 24 months (up to 12 months in certain jurisdictions in EMEA) after closing of the transaction.

In connection with the planned sale of substantially all of its GSM/GSM-R business, subject to completion of the divestiture, at closing, Nortel expects to enter into a TSA with Ericsson pursuant to which Nortel would agree to provide certain transition services for a period of up to 18 months (up to 12 months in certain jurisdictions in EMEA) after closing of the transaction and a TSA with Kapsch pursuant to which Nortel would agree to provide certain transition services for a period of up to 12 months after closing of the transaction.

In connection with the planned sale of substantially all of its CVAS business, subject to completion of the divestiture, at closing, Nortel expects to enter into a TSA with GENBAND pursuant to which Nortel would agree to provide certain transition services for a period of up to 18 months (up to 12 months in certain jurisdictions in EMEA) after closing of the transaction.

Divestiture Proceeds Received

As at December 31, 2009, Nortel had received proceeds of approximately $1,940, in connection with the completed sales of businesses and assets. These divestiture proceeds include the following approximate amounts:

(a)	$1,028 from the sale of substantially all of Nortel’s CDMA business and LTE Access assets;

(b)	$18 from the sale of Nortel’s Layer 4-7 data portfolio;

(c)	$10 from the sale of Nortel’s Packet Core Assets; and

(d)	$884 from the sale of substantially all of Nortel’s ES business, including the shares of DiamondWare, Ltd. and NGS.

As of December 31, 2009, of the $1,940 in proceeds received from divestitures, approximately $1,928 was being held in escrow and is currently reported in NNL solely for financial reporting purposes. The ultimate determination of the final allocation of such proceeds among the various Nortel entities has not yet occurred and may be materially different from the NNL classification and related amounts shown in these financial statements. The IFSA and the escrow agreements for sales divestiture proceeds entered into by NNL, NNI and other Nortel legal entities provide for the processes for determining the final allocation of divestiture proceeds among such entities, either through joint agreement or, failing such agreement, other dispute resolution proceeding. Adjustments to the NNL classification and any related amounts arising from the ultimate outcome of the allocation agreement or other dispute resolution proceeding noted above will be recognized when finalized. The NNL classification and related amounts are not determinative of, and have not been accepted by any debtor estate, any party in interest in the Creditor Protection Proceedings or any court overseeing such proceedings, for purposes of deciding, the final allocation of divestiture proceeds.

Interim and Final Funding and Settlement Agreements

Historically, Nortel has deployed its cash through a variety of intercompany borrowing and transfer pricing arrangements to allow it to operate on a global basis and to allocate profits, losses and certain costs among the corporate group. In particular, the Canadian Debtors have continued to allocate profits, losses and certain costs, among the corporate group through transfer pricing agreement payments (“TPA Payments”). Other than one $30 payment made by NNI to NNL in respect of amounts that Nortel believes are owed in connection with the transfer pricing agreement, TPA Payments had been suspended since the Petition Date. However, the Canadian Debtors and the U.S. Debtors, with the support of the U.S. Creditors’ Committee and the Bondholder Group, as well as the EMEA Debtors (other than NNSA), entered into the IFSA under which NNI paid $157 to NNL, in four installments during the period ended September 30, 2009 in full and final settlement of TPA Payments for the period from the Petition Date to September 30, 2009. A portion of this funding may be repayable by NNL to NNI in certain circumstances. The IFSA was approved by the U.S. Court and Canadian Court on June 29, 2009 and on June 23, 2009, the English Court confirmed that the U.K. Administrators were at liberty to enter into the IFSA on behalf of each of the EMEA Debtors (except for NNSA which was authorized to enter into the IFSA by the French Court on July 7, 2009). NNSA acceded to the IFSA on September 11, 2009.

On December 23, 2009, Nortel announced it, NNL, NNI, and certain other Canadian Debtors and U.S. Debtors entered into the FCFSA, which provides, among other things, for the settlement of certain intercompany claims, including in respect of amounts determined to be owed by NNL to NNI under Nortel’s transfer pricing arrangements for the years 2001 through 2005. As part of the settlement, NNL has agreed to the establishment of a pre-filing claim in favor of NNI in the CCAA Proceedings in the net amount of approximately $2,063 (“FCFSA Claim”), which claim will not be subject to any offset. This claim is a general unsecured claim, the recovery of which is dependent upon the recovery received by all other similarly situated creditors in the CCAA Proceedings. The FCFSA also provides that NNI will pay to NNL approximately $190 over the course of 2010, which amount includes the contribution of NNI and certain U.S. affiliates towards certain estimated costs to be incurred by NNL, on their behalf, for the duration of the Creditor Protection Proceedings. The FCFSA also provides for the allocation of certain other anticipated costs to be incurred by the parties, including those relating to the divestiture of Nortel’s various businesses. On January 21, 2010, Nortel obtained approvals from the Canadian Court and the U.S. Court of the FCFSA and the creation and allowance of the FCFSA Claim. In addition, Nortel obtained various other approvals from the Canadian Court and U.S. Court including authorization for NNL and NNI to enter into advance pricing agreements with the U.S. and Canadian tax authorities to resolve certain transfer pricing issues, on a retrospective basis, for the taxable years 2001 through 2005. In addition, in consideration of a settlement payment of $37.5, the United States Internal Revenue Service (“IRS”) agreed to release all of its claims against NNI and other members of NNI’s consolidated tax group for the years 1998 through 2008. As a result of this settlement, the IRS stipulated that its claim against NNI filed in the Chapter 11 Proceedings in the amount of approximately $3,000 is reduced to the $37.5 settlement payment. This settlement was a condition of the FCFSA and was approved by the U.S. Court on January 21, 2010. NNI made the settlement payment to the IRS on February 22, 2010.

APAC Debt Restructuring Agreement

As a consequence of the Creditor Protection Proceedings, certain amounts of intercompany payables to certain Nortel subsidiaries (“APAC Agreement Subsidiaries”) in the Asia Pacific (“APAC”) region as of the Petition Date became impaired. To enable the APAC Agreement Subsidiaries to continue their respective business operations and to facilitate any potential divestitures, the Debtors have entered into an Asia Restructuring Agreement (“APAC Agreement”). Under the APAC Agreement, the APAC Agreement Subsidiaries will pay a portion of certain of the APAC Agreement Subsidiaries’ net intercompany debt outstanding as of the Petition Date (“Pre-Petition Intercompany Debt”) to the Canadian Debtors, the U.S. Debtors and the EMEA Debtors (including NNSA to the extent it elects to participate in the APAC Agreement). A further portion of the Pre-Petition Intercompany Debt will be repayable in monthly amounts but only to the extent of such APAC Agreement Subsidiary’s net cash balance, and subject to certain reserves and provisions. The remainder of each APAC Agreement Subsidiary’s Pre-Petition Intercompany Debt will be subordinated and postponed to the prior payment in full of such APAC Agreement Subsidiary’s liabilities and obligations. All required court approvals with respect to the APAC Agreement have been obtained in the U.S. and Canada; however, implementation of the APAC Agreement for certain parties in other jurisdictions remains subject to receipt of outstanding regulatory approvals.

Flextronics

On January 14, 2009, Nortel announced that NNL had entered into an amendment to arrangements (“Amending Agreement”) with a major supplier, Flextronics Telecom Systems, Ltd. (“Flextronics”). Under the terms of the Amending Agreement, NNL agreed to commitments to purchase $120 of existing inventory by July 1, 2009 and to make quarterly purchases of other inventory, and to terms relating to payment and pricing. Flextronics had notified Nortel of its intention to terminate certain other arrangements upon 180 days’ notice (in July 2009) pursuant to the exercise by Flextronics of its contractual termination rights, while the other arrangements between the parties would continue in accordance with their terms. Following subsequent negotiations, Nortel resolved various ongoing disputes and issues relating to the interpretation of the Amending Agreement and confirmed, among other things, its obligation to purchase inventory in accordance with existing plans of record of $25. In addition, one of the supplier agreements with Flextronics was not terminated on July 12, 2009, as originally referenced in the Amending Agreement, but instead was extended to December 2009, with a further extension for certain products to July 2010.

Nortel and Flextronics entered into an agreement dated November 20, 2009 (“Flextronics Agreement”), as approved by the U.S. Court and Canadian Courts on December 2, 2009, that, among other things, provides a mechanism for the transfer of Nortel’s supply relationship to purchasers of Nortel’s other businesses or assets. In addition, this agreement resolves certain receivable amounts from and payable amounts due to Flextronics. See note 6.

Since the Petition Date, Nortel has periodically entered into agreements with other suppliers, including contract manufacturers, to address issues and concerns as they arise in order to ensure ongoing supply of goods and services and minimize any disruption in its global supply chain. In certain circumstances, some of these agreements include advance deposit or escrow obligations, or purchase commitments in order to mitigate the risk associated with supplying Nortel during the pendency of the Creditor Protection Proceedings.

MOR-5A

U.S. BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: Nortel Networks Inc. et al

Cases No. 09-10138 – 09-10152 (KG) Jointly Administered

Schedule of Cash Disbursements by Petitioning Entity

Reporting Period: November 29, 2009 through December 31, 2009

(Unaudited)

(In millions of U.S. dollars)

In re: Nortel Networks Inc. et al	Case #	Payments

Nortel Networks Inc. (1)	09-10138	$253
Nortel Networks Capital Corporation	09-10139	—
Nortel AltSystems, Inc.	09-10140	1
Nortel AltSystems International, Inc.	09-10141	—
Xros Inc.	09-10142	—
Sonoma Systems	09-10143	—
Qtera Corporation	09-10144	—
Coretek, Inc.	09-10145	—
Nortel Networks Applications Management Solutions, Inc.	09-10146	—
Nortel Networks Optical Components Inc.	09-10147	—
Nortel Networks HPOCS Inc.	09-10148	—
Architel Systems (U.S.) Corporation	09-10149	—
Nortel Networks International, Inc.	09-10150	1
Northern Telecom International Inc.	09-10151	—
Nortel Networks Cable Solutions Inc.	09-10152	—
Nortel Networks (CALA) Inc.	09-12515	4

Total Payments		$259

(1)	NNI is the centralized disbursement entity for multiple U.S. Debtors and non-Debtors and accordingly makes payments, both by wire and checks, for multiple U.S. Debtors and non-Debtors. Individual U.S. Debtor disbursements have been separated from NNI and listed under specific individual U.S. Debtors. However, disbursements made for the benefit of NNI as well as other U.S. Debtors and/or non-Debtors are still consolidated with NNI for financial reporting purposes.

MOR-5B

U.S. BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: Nortel Networks Inc. et al

Cases No. 09-10138 – 09-10152 (KG) Jointly Administered

Existing Bank Account Information

Reporting Period: November 29, 2009 through December 31, 2009

(Unaudited)

(In millions of U.S. dollars)

Legal Entity	Bank	Account Type	Lockbox / Account	Bank Balance
Nortel Networks Inc.	Bank of America	Receipts	3750819519	$—
Nortel Networks Inc.	Bank of America	Receipts	3750886432	—
Nortel Networks Inc.	Bank of America	Lockbox (Receipts)	Box 3985	—
Nortel Networks Inc.	Bank of America	Payroll	0101183623	1
Nortel Networks Inc.	Bank of America	Health & Welfare Trust	7206010001650	—
Nortel Networks Inc.	Citibank NA	Main Concentration	30463444	10
Nortel Networks Inc.	Citibank NA	Receipts	30508403	—
Nortel Networks Inc.	Citibank NA	Lockbox (Receipts)	Box 2937	—
Nortel Networks Inc.	Citibank NA	Disbursement (EVS)	30509086	1
Nortel Networks Inc.	Citibank NA	Disbursement (AP)	30580851	5
Nortel Networks Inc.	Citibank NA	Receipts (Credit Card)	30509078	—
Nortel Networks Inc.	Citibank NA	CDMA Good Faith Deposit	40773075	—
Nortel Networks Inc.	Citibank NA	Flexible Benefits	30614505	1
Nortel Networks Inc.	Citibank NA	Good Faith Deposits	30810143	—
Nortel Networks Inc.	Citibank NA	Good Faith Deposits	30812798	10
Nortel Networks Inc.	Citibank NA	Flextronics Trust	30807059	11
Nortel Networks Inc.	Citibank Delaware	Disbursement (Sales & Use Tax)	38660426	1
Nortel Networks Inc.	Citibank Delaware	Disbursement (EVS)	38659062	—
Nortel Networks Inc.	Citibank Delaware	Checking	38696453	—
Nortel Networks Inc.	Citibank Delaware	Benefits-Cigna Travel Well	38659097	1
Nortel Networks Inc.	Citibank Delaware	Benefits-US-Cigna Expat	38659089	—
Nortel Networks Inc.	Citibank Delaware	Disbursement (AP)	38682182	—
Nortel Networks Inc.	Citibank Delaware	Utilities Order	38794977	1
Nortel Networks Inc.	Citibank Canada	Disbursement (AP)	2010621007	—
Nortel Networks Inc.	Deutsche Bank	Brokerage	400519	—
Nortel Networks Inc.	Morgan Stanley	Brokerage	293 058697 502	—
Nortel Networks Inc.	Banc of America Securities	Investment (1)	275783-22453989	905
Nortel Networks Inc.	The Reserve	Investment	703-29-420	18
Nortel Networks Inc.	K&H Bank	General	10201006-50041181	—
Nortel Networks Inc.	K&H Bank	General	10200971-60061049	—
Nortel Networks Inc.	Citibank Egypt	General	100827506	1
Nortel Networks Inc.	Citibank Egypt	General	100827018	2
Nortel Networks Inc.	Citibank Tunis	General	150021006	—
Nortel Networks Inc.	Citibank Tunis	General	150021014	—
Nortel Networks Inc.	Citibank Tunis	General	150021022	—
Nortel Networks Inc.	Citibank Tunis	General	100056011	1
Nortel Networks Capital Corp.	Citibank NA	General	30508438	—
Nortel Networks Capital Corp.	Banc of America Securities	Investment	383752-22352662	2
Nortel Networks International, Inc.	Bank of America	General	6059-60258-010	—
Nortel Networks International, Inc.	Citibank Dubai	General	10100262002	3
Nortel Networks (CALA) Inc.	Citibank NA	General	30635672	50
Nortel Networks (CALA) Inc.	Citibank Delaware	Disbursement (AP)	38746828	—
Nortel Networks (CALA) Inc.	Citibank Montevideo	General	0055067007	1
Nortel Networks (CALA) Inc.	Citibank Montevideo	General	0055067619	—
Nortel Networks (CALA) Inc.	Citibank Port of Spain	General	0106586004	—
Nortel Networks (CALA) Inc.	Citibank Puerto Rico	General	0301085028	23

				$1,048

(1)	Reflects investments in money market funds via Banc of America Securities brokerage account. As of December 31, NNI holds investments in Dreyfus Govt Cash Mgmt 289, Dreyfus Govt Prime Cash Mgmt 227, Federated Treasury Obligations 68, Fidelity Treasury 695 and JPMorgan U.S. Govt Mkt 3164.

Formal reconciliations between the U.S. Debtors’ bank balances and the general ledger are prepared and reviewed quarterly in accordance with the U.S. Debtors’ established guidelines.

MOR-6

U.S. BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: Nortel Networks Inc. et al

Cases No. 09-10138 – 09-10152 (KG) Jointly Administered

Changes in Balances with Debtors and Non-Debtors

Reporting Period: November 29, 2009 through December 31, 2009

(Unaudited)

(In millions of U.S. dollars)

In re: Nortel Networks Inc. et al	Case #		Increase / (Decrease)

Nortel Networks Inc.	09-10138	(2)	$2,026
Nortel Networks Capital Corporation	09-10139		(11)
Nortel AltSystems, Inc.	09-10140		7
Nortel AltSystems International, Inc.	09-10141		—
Xros, Inc.	09-10142		—
Sonoma Systems	09-10143		—
Qtera Corporation	09-10144		—
CoreTek, Inc.	09-10145		—
Nortel Networks Applications Management Solutions, Inc.	09-10146		—
Nortel Networks Optical Components Inc.	09-10147		—
Nortel Networks HPOCS Inc.	09-10148		—
Archetel Systems (U.S.) Corporation	09-10149		—
Nortel Networks International, Inc.	09-10150		—
Northern Telecom International Inc.	09-10151		—
Nortel Networks Cable Solutions Inc.	09-10152		—
Nortel Networks (CALA) Inc.	09-12515		—

Net Intercompany Change (1)			$2,022

(1)	The Changes in Balances with Debtors and Non-Debtors exclude discontinued operations transactions. The amounts are presented gross and exclude provision amounts.
(2)	Includes the claim amount from the FCFSA. See note 11.

MOR-7

U.S. BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: Nortel Networks Inc. et al

Cases No. 09-10138 – 09-10152 (KG) Jointly Administered

Status of Post-Petition Taxes

Reporting Period: December 31, 2009

(Unaudited)

I, Clarke Glaspell, Vice-President, Finance, of each of the U.S. Debtors, attest under penalty of perjury and to the best of my knowledge, information and belief, all post-petition federal, state and local taxes of each of the U.S. Debtors are current as of December 31, 2009 in all material respects.

/S/ CLARKE GLASPELL	March 26, 2010
Clarke Glaspell – Vice President of each of the U.S. Debtors

MOR-8

U.S. BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: Nortel Networks Inc. et al

Cases No. 09-10138 – 09-10152 (KG) Jointly Administered

Summary of Unpaid Post-Petition Debts

Reporting Period: November 29, 2009 through December 31, 2009

(Unaudited)

(In millions of U.S. dollars)

ACCOUNTS PAYABLE AGING POST-PETITION *

Accounts Payable Aging	NNI	AltSystems	Other
0 - 30 days	$37	$—	$—
31 - 60 days	7	—	—
61 - 90 days	2	—	—
91 + days	3	—	—

Accounts Payable (1)	$49	$—	$—

*	Includes only third party trade payables and excludes intercompany transactions and other post-petition obligations of the U.S. Debtors.

BILLED TRADE ACCOUNTS RECEIVABLES AGING

Accounts Receivable Aging	NNI	AltSystems	Other
Current	$155	$—	$—
0 - 30 days	15	—	—
31 - 60 days	4	—	—
61 - 90 days	3	—	—
91 + days	38	—	—

Total Trade Accounts Receivable	215	—	—
Less: provisions for doubtful accounts	(3)	—	—

Accounts receivable - net (1)	$212	$—	$—

(1)	The Accounts Payable Aging and Billed Trade Accounts Receivables Aging exclude intercompany and discontinued operations transactions.

MOR-9

U.S. BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: Nortel Networks Inc. et al

Cases No. 09-10138 – 09-10152 (KG) Jointly Administered

Debtor Questionnaire

Reporting Period: November 29, 2009 through December 31, 2009

Must be completed each month	Yes	No
1. Have any assets been sold or transferred outside the normal course of business this reporting period? If yes, provide an explanation below.	X

On December 8, 2009, Nortel concluded the sale of its Next Generation Packet Core Assets with Hitachi. See Note 11 of this Monthly Operating Report for more information.

On December 23, 2009, Nortel entered into agreements with GENBAND Inc. for the planned sale of substantially all assets of the CVAS business globally. See Note 11 of this Monthly Operating Report for more information.

2. Have any bank accounts been opened during the reporting period? If yes, provide documentation identifying the opened account(s). If an investment account has been opened provide the required documentation pursuant to the Delaware Local Rule 4001-3.		X

2. Have any funds been disbursed from any account other than a Debtor-In-Possession account this reporting period? If yes, provide an explanation below.		X

3. Have all post-petition tax returns been timely filed? If no, provide an explanation below.	X

4. Are workers compensation, general liability and other necessary insurance coverages in effect? If no, provide an explanation below.	X